PRICING SUPPLEMENT NO. 96-22 Dated December 11, 1996     Rule 424(b)(2)
To Prospectus Supplement Dated August 22, 1996       File No. 33-64357



                         BENEFICIAL CORPORATION


                       Medium-Term Notes, Series H
                          (Book Entry Notes)



Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, purchased $60,000,000 principal amount of these Medium-Term Notes, Series H, maturing on December 16, 2002, at a principal price of $59,715,000.00 for resale to investors from time to time at prices based on market conditions at the time of resale.


       Fixed Rate Notes Due 9 Months or More from Date of Issue



                                                               Interest
  Principal         Settlement             Maturity            Rate Per
   Amount              Date                  Date                Annum

$ 60,000,000     December 16, 1996     December 16, 2002        6.575%